Exhibit 99.1

Wells Fargo News Release | May 12, 2023

Wells Fargo Announces Transition Information for Outstanding U.S. Dollar LIBOR-Linked Instruments

San Francisco – May 12, 2023 – Wells Fargo & Company (NYSE: WFC) (“Wells Fargo”) and certain of its consolidated subsidiaries have issued debt securities, certificates of deposit, trust preferred securities and preferred stock and related depositary shares that reference the London Interbank Offered Rate (LIBOR) for deposits in U.S. dollars for a three-month tenor. The instruments addressed in this press release are governed by U.S. law or the laws of a U.S. State.

Debt Securities, Certificates of Deposit and Trust Preferred Securities

Wells Fargo is issuing this press release to advise that in accordance with (i) the Adjustable Interest Rate (LIBOR) Act and the final rule adopted by the Federal Reserve or (ii) the terms of such instruments, as applicable, after June 30, 2023 Three-month USD LIBOR in applicable debt securities, certificates of deposit, and trust preferred securities (the “Specified Instruments”) will be replaced with the CME Term SOFR Reference Rate published for a three-month tenor plus a spread adjustment of 0.26161%. The replacement of Three-month USD LIBOR with Three-month CME Term SOFR plus the spread adjustment will be effective for determinations made under the terms of the Specified Instruments after June 30, 2023. Additional information regarding the Specified Instruments will be made available through the LIBOR Benchmark Replacement Index solution through DTCC’s Legal Notice System.

Preferred Stock and Related Depositary Shares

Each series of Wells Fargo’s Fixed-to-Floating Rate Non-Cumulative Perpetual Class A Preferred Stock is governed by the terms of a certificate of designation (each, a “Certificate”) and will not transition to Three-month CME Term SOFR by operation of law or otherwise. The Certificate for each series specifically defines Three-month LIBOR to be a set rate (the “Set Rate”), as shown for each series in the table below, for a dividend period beginning on the date (the “Commencement Date”), as shown for each series in the table below, if Three-month LIBOR cannot otherwise be determined as provided in the applicable Certificate. In accordance with this definition of Three-month LIBOR, the dividend rate that will apply to any dividend payment date occurring after the applicable Commencement Date will be an annual rate equal to the Set Rate + the spread set forth in the Certificate for each series.

Fixed-to- Floating Rate Non- Cumulative Perpetual Class A Preferred Stock	CUSIP*	Set Rate (which is equal to the dividend rate preceding the Commencement Date)	Commencement Date	Spread	Dividend Rate following Commencement Date

Series Q	949746556	5.85%	September 15, 2023	3.09%	5.85% + 3.09%

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Series R	949746465	6.625%	March 15, 2024	3.69%	6.625% + 3.69%

Series S	949746RG8	5.90%	June 15, 2024	3.11%	5.90% + 3.11%

Series U	949746RN3	5.875%	June 15, 2025	3.99%	5.875% + 3.99%

The cessation of Three-month LIBOR has no further impact on the terms of the Fixed-to-Floating Rate Non-Cumulative Perpetual Class A Preferred Stock.

*The CUSIP numbers are included solely for the convenience of holders. Wells Fargo shall not be responsible for the selection or use of these CUSIP numbers, nor is any representation made as to their correctness.

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a leading financial services company that has approximately $1.9 trillion in assets, proudly serves one in three U.S. households and more than 10% of small businesses in the U.S., and is a leading middle market banking provider in the U.S. We provide a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth & Investment Management. Wells Fargo ranked No. 41 on Fortune’s 2022 rankings of America’s largest corporations. In the communities we serve, the company focuses its social impact on building a sustainable, inclusive future for all by supporting housing affordability, small business growth, financial health, and a low-carbon economy. News, insights, and perspectives from Wells Fargo are also available at Wells Fargo Stories.

Additional information may be found at www.wellsfargo.com | Twitter: @WellsFargo.

Contact Information

Media

Beth Richek, 704-374-2545

beth.richek@wellsfargo.com

Investor Relations

Tanya Quinn, 415-396-7495

tanya.quinn@wellsfargo.com

News Release Category: WF-CF

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2          May 12, 2023 | News Release